EXHIBIT 5


 BALLARD, SPAHR, ANDREWS & INGERSOLL                       BALTIMORE, MD
    1735 MARKET STREET, 51ST FLOOR                           CAMDEN, NJ
PHILADELPHIA, PENNSYLVANIA 19103-7599                        DENVER, CO
             215-665-8500                                SALT LAKE CITY, UT
          FAX: 215-864-8999                                WASHINGTON, DC


                                        August 4, 1994



PECO Energy Company
2301 Market Street
Philadelphia, Pennsylvania  19103

          Re:  $250,000,000 principal amount of
               PECO Energy Company Collateralized
               Medium-Term Notes, Series B
               ----------------------------------


Ladies and Gentlemen:

          We have acted as counsel to you in connection with the proposed issuance of $250,000,000 principal amount of PECO Energy Company Collateralized Medium-Term Notes, Series B (the "Notes") and the registration of the Notes under the Securities Act of 1933, as amended. The Notes will be issued under the Collateralized Note Indenture dated as of October 1, 1989 between PECO Energy Company (the "Company") and First Fidelity Bank,
National Association as amended by a First Supplemental Indenture dated as of July 1, 1994 and as supplemented by a Second Supplemental Indenture dated as of July 1, 1994 (as so amended and supplemented the "Indenture").

          The opinions expressed below are based on the following assumptions:

          (a) The proposed transactions are carried out on the basis set forth in the Registration Statement and in conformity with the authorizations, approvals, consents or exemptions under the securities laws of the various States and other jurisdictions of the United States;

          (b) The Registration Statement filed by the Company with the Securities and Exchange Commission concurrently with the date of this letter will become effective;

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          (c)  The Company will fix the maturity dates, the
interest rates, the redemption provisions and other terms of the Notes in accordance with the provisions of the Indenture;

          (d) The Notes will be executed, authenticated and delivered as provided in the Indenture; and

          (e) The Second Supplemental Indenture will be qualified in accordance with the provisions of the Trust Indenture Act of 1939, as amended, and duly completed, executed and delivered pursuant to the authority granted by the Board of Directors of the Company.

          Based on the foregoing, we are of the opinion that when properly authenticated and delivered as provided in the Indenture, the Notes will be legally issued, valid and binding obligations of the Company.

          We consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the references to this firm under the heading "Legal Matters" in the Prospectus included in the Registration Statement.


                                   Very truly yours,


                                  /s/ BALLARD, SPAHR, ANDREWS & INGERSOLL
                                  _______________________________________
                                      Ballard, Spahr, Andrews & Ingersoll